Exhibit(h)(31)

CUPPS CAPITAL MANAGEMENT, LLC

300 North LaSalle Boulevard, Suite 5425

Chicago, IL 60654

May 14, 2014

Mr. Jeremy O. May

President and Chairman

ALPS Series Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	ALPS Series Trust (the “Trust”) – Cupps All Cap Growth Fund and Cupps Mid Cap Growth Fund (the “Funds”)

Dear Mr. May:

This letter confirms the agreement of Cupps Capital Management, LLC (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” shown in the Funds’ Annual Fund Operating Expense Table.

The Adviser agrees to limit the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) of the Cupps All Cap Growth Fund and the Cupps Mid Cap Growth Fund (excluding Distribution and Service (12b-1) Fees, Acquired Fund Fees and Expenses, brokerage expenses, interest expenses, taxes and extraordinary expenses, including, but not limited to, litigation expenses, Fund liquidation expenses and Fund reorganization expenses) to an annual rate of 1.05% and 1.05%, respectively, through January 31, 2016. The Adviser will reduce the fee payable with respect to the Funds to the extent of such excess and/or shall reimburse the Funds (or class as applicable) by the amount of such excess. If applicable, the waiver or reimbursement shall be allocated to each class of the Funds in the same manner as the underlying expenses or fees were allocated.

The Adviser further agrees that such fee waivers and reimbursements for the Funds are effective as of May 14, 2014 and shall continue at least through January 31, 2016. The Adviser and the Trust, on behalf of the Funds, hereby agree that the termination of the Investment Advisory Agreement by and between the parties dated June 30, 2014 will cause the termination of the Adviser’s obligations pursuant to this letter agreement.

The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that a Fund’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements. Notwithstanding the foregoing, the Funds will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses were deferred.

CUPPS CAPITAL MANAGEMENT, LLC

By:	/s/ Andrew Cupps
Name: Andrew Cupps
Title: President

Your signature below acknowledges acceptance of this letter agreement:

ALPS SERIES TRUST

By:	/s/ Jeremy O. May
Name: Jeremy O. May
Title: President

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